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                                                                     EXHIBIT 8.1

                     [Letterhead of Sullivan & Cromwell LLP]


                                                                 October 2, 2003



Alcan Inc.,
1188 Sherbrooke Street West,
Montreal, Quebec, Canada H3A 3G2



Dear Sirs:


            We have acted as your United States federal income tax and French income tax counsel in connection with the registration under the Securities Act of 1933 (the "Act") of your offer to exchange Pechiney Common Shares, Pechiney Bonus Allocation Rights, Pechiney OCEANEs and Pechiney ADSs for Alcan Common Shares and/or cash. We hereby confirm to you that our opinion is as set forth under the caption "Taxation" with respect to United States federal income taxation and French taxation in the prospectus dated October 7, 2003 (the "Prospectus"), included in the related Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the "Registration Statement"), subject to the limitations set forth therein.


            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Taxation" in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,


                                    /s/ Sullivan & Cromwell LLP